TURBODYNE EXPANDS BOARD AND MANAGEMENT

    Carpinteria, California—January 24, 2001—Turbodyne Technologies, Inc. (EASDAQ: TRBD) today announced the expansion of its Board of Directors and management.

    Dr. Rainer Wollny and Mr. Alain G. Chardon have been elected as directors of the Company, and Dr. Wollny has been appointed as President and Chief Executive Officer.

    Dr. Friedrich Goes, Chairman of the Board, said: "We are delighted to announce the addition of two such experienced individuals. Mr. Chardon enhances the already impressive technical expertise of our research and development team led by Gerhard Delf. Dr. Wollny brings valuable expertise in finance and relations to principal European shareholders."

    Since 1981, Dr. Wollny has been a tax and real estate attorney. Dr. Wollny received his doctorate in law from the University of Wuerzburg, Germany in 1975. From 1975 to 1977 he worked in the Administration of Finance of the Free State of Bavaria, Germany. From 1977 to 1981, Dr. Wollny worked with the Federal Office of Finances in Bonn, Germany.

    Mr. Chardon has over 14 years experience in marketing and industrial engineering, including employment with Rockwell International Corporation, Automotive Electronics Division and Caterpillar, Diesel Engine Division.

    Gerhard E. Delf, the Company's former President and Chief Executive Officer, remains as the leader of the Company's research and development, and manufacturing efforts. Mr. Delf said, "The addition of Dr. Wollny to our management enables me to concentrate on the continued joint development with Honeywell of our technology, while ensuring that the operations of the Company receive the attention of a full-time manager.

    Turbodyne Technologies, Inc., a California based high technology company, specializes in the development of charging technology for internal combustion engines and the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies' headquarters is located in Carpinteria, California, and its European office is located in Frankfurt, Germany.

Contacts:

Kenneth Fitzpatrick—Investor Relations at California Headquarters: (805) 684-4551

Markus Kumbrink—Investor Relations at Frankfurt: +49-69-69-76-73-13

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.